Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	COUPA SOFTWARE INCORPORATED, a Delaware corporation
Number of Shares:
Class of Stock:	Series D Preferred
Warrant Price:
Issue Date:
Expiration Date:

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged,                     , a          banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of COUPA SOFTWARE INCORPORATED (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1                               Method of Exercise.  Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                               [Reserved].

1.3                               Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4                               Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5                               Acquisition of the Company.

1.5.1                            “Acquisition.”  For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger, sale of the voting securities of the Company or other transaction or series of related transactions where the holders of the Company’s securities before the transaction or series of related transactions beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction or series of related transactions. Notwithstanding the foregoing, a bona fide preferred stock financing shall not be deemed an Acquisition even if holders of the Company’s securities before the financing beneficially own less than 50% of the outstanding voting securities so long as this Warrant continues in full force and effect after giving effect to such financing.

1.5.2                     Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least 10 business days prior to the closing of any proposed Acquisition. Other than in the event of an Acquisition in which the consideration consist solely of cash, Company will use commercially reasonable efforts to cause (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition. The Acquirer shall assume this Warrant provided however that notwithstanding anything herein to the contrary, this Warrant shall automatically terminate upon an Acquisition in which Holder receives at least                 per Share (which amount includes the aggregate Warrant Price for the Shares being purchased) (a “Qualifying Acquisition”).

1.6                               Increase in Shares. Upon the initial Growth Capital Advance (as defined in that certain Loan and Security Agreement of even date herewith by and between the Company and Holder (the “Loan Agreement”)) under the Loan Agreement, the number of Shares for which this Warrant shall be exercisable shall be automatically increased by that number of shares equal to                    percent (   %) of the total amount drawn under the Growth Capital Advances divided by the Warrant Price, up to an aggregate of           additional Shares (the “Additional Shares”) and the Warrant Price for the Additional Shares shall be         per share. If on or before the initial Growth Capital Advance under the Loan Agreement, the Company sells and issues to its investors a new series of preferred stock, this Warrant shall, concurrent with the issuance of such shares of preferred stock, automatically be adjusted to instead be exercisable for shares of the same series and class and bearing the same rights, preferences, and privileges of such shares of stock, with the Warrant Price hereunder adjusted to equal the per share purchase price of such stock, and the number of such shares subject to this Warrant adjusted to equal one percent (   %) of the total amount drawn under the Growth Capital Advances, divided by such modified per share Warrant Price, up to an aggregate of                  additional Shares. The adjustment set forth in this Section 1.6 shall be in addition to any adjustments hereto pursuant to Article 2, below.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1                               Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation, as amended from time to time (the “Restated Certificate”), upon the earlier to occur of (i) the closing of a registered public offering of the Company’s common stock and (ii) the vote of the holders of at least 60% of the then outstanding shares of the Company’s preferred stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.

2.4                               Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Restated Certificate, a copy of which is attached hereto as Exhibit A, which apply to Diluting Issuances as if the Shares were outstanding on the date of such Diluting Issuance. The provisions set forth for the Shares in the Restated Certificate relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder. Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of this Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.5                               No Impairment.  The Company shall not, by amendment of its Restated Certificate or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment, unless such amendment, reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or other action affects the rights associated with the Shares in the same manner as the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

2.6                               Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7                               No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

2.8                               Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1                               Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1                     The initial Warrant Price referenced on the first page of this Warrant is not greater than the lowest price per share of Series D Preferred Stock of the Company issued to any other party as of the date of this Warrant.

3.1.2                     All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.3                     The Company’s capitalization table delivered to Holder as of the Issue Date is true and complete as of the Issue Date.

3.2                               Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 10 business days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 business days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Warrant Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

3.3                               Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver  to the Holder (a) promptly after mailing, copies of all  material communications, information and/or communiqués to the shareholders of the Company, (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year (beginning with Borrower’s 2011 fiscal year or, if Borrower’s board of directors determines not to obtain such audited financial statements for Borrower’s 2011 fiscal year, beginning with Borrower’s 2012 fiscal year), the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.  In addition, and without limiting the generality of the foregoing, so long as the Holder holds this Warrant and/or any of the Shares, the Company shall afford to the Holder the same access to information concerning the Company and its business and financial condition as would be afforded to a holder of the class of Shares under applicable state law and/or any agreement with any holder of the class of Shares.

3.4                               Registration Under the Act. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be deemed “Registrable Securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the that certain Amended and Restated Investors’ Rights Agreement between the Company and its investors dated as of February 8, 2011 (the “Agreement”), a copy of which is attached hereto as Exhibit B. The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights hereunder this provision unless all holders of the same class and series of stock as the Shares are similarly affected.  Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights. The Company agrees to add Holder as a party to the Agreement for other purposes upon the earlier of (i) immediately prior to the effectiveness of the Company’s initial public offering or (ii) the Company’s next equity financing.

ARTICLE 4

MISCELLANEOUS

4.1                               Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that this Warrant shall terminate upon the one (1) year anniversary of the Company’s completion of its initial public offering and upon a Qualifying Acquisition. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

4.2                               Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with legends in substantially the following forms:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE COMPANY’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THIS WARRANT, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THIS WARRANT.

4.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.  The Company shall not require Holder to provide an opinion of counsel or

investment representation letter if the transfer is to Holder’s parent company,                                             , or any other affiliate of Holder (“Holder Affiliate”).

4.4                               Transfer Procedure. After receipt of the executed Warrant,             will transfer all of this Warrant to                           , a non-banking subsidiary of                 and a                 (“                ”). Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation,               , at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. The Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

4.5                               Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Article 4.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

All notices to the Company shall be addressed as follows:

COUPA SOFTWARE INCORPORATED
100 S. Ellsworth Ave., Suite 100
San Mateo, CA 94401
Attn: Chief Executive Officer and Chief Financial Officer
FAX: ( )

4.6                               Amendments; Waiver.  This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

4.7                               Attorneys’ Fees . In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8                               Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9                               Confidentiality.  The Company hereby agrees to keep the terms and conditions of this Warrant confidential.  Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed. In addition, the Company may disclose information related to this Warrant to its investors, prospective investors and in connection with a proposed Acquisition.

4.10                        Market Stand-Off. Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash or otherwise. The foregoing provisions of this Section 4.10 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to Holders if all officers, directors and greater than 1% stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third-party beneficiaries of this Section 4.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 4.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters in excess of an aggregate of 10,000 shares shall apply to the Holder subject to such agreements pro rata based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of Holder until the end of such period. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this Section 4.10 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

[remainder of page intentionally left blank; signature page follows]

COUPA SOFTWARE INCORPORATED

By:

Name:

Title:

AGREED AND ACKNOWLEDGED:

By:

Name:

Title:

APPENDIX I

NOTICE OF EXERCISE

1.                                             The undersigned hereby elects to purchase                  shares of the                       stock of COUPA SOFTWARE INCORPORATED pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.                                             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

3.                                      The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

or
Assignee

(Signature)

(Name and Title)

(Date)

Exhibit A

Certificate of Incorporation (including all amendments thereto) — ATTACHED HERETO

Exhibit B

Amended and Restated Investors’ Rights Agreement between the Company and its investors dated as of February 8, 2011 — ATTACHED HERETO